UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Beach First National Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

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Beach First National Bancshares, Inc.
1550 Oak Street
Myrtle Beach, South Carolina 29577

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholders:

        We cordially invite you to attend the 2005 Annual Meeting of Shareholders of Beach First National Bancshares, Inc., the holding company of Beach First National Bank. At the meeting, we will report on our performance in 2004 and answer your questions. We are excited about our accomplishments in 2004 and look forward to discussing both our accomplishments and our 2005 plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        This letter serves as your official notice that we will hold the meeting on April 20, 2005, at 2:00 p.m. at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577, for the following purposes:

1.	To elect four members to our Board of Directors;

2.	To amend Beach First National Bancshares, Inc. 1997 Stock Option Plan as amended to increase the shares available for issuance by 132,702;

3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 4, 2005, are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our offices prior to the meeting. In addition to the specific matters to be acted upon, there also will be a report on our operations, and our directors and officers will be present to respond to your questions.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors, /s/ Walter E. Standish, III President & Chief Executive Officer

Myrtle Beach, South Carolina
March 19, 2005

Beach First National Bancshares, Inc.
1550 Oak Street
Myrtle Beach, South Carolina 29577

Proxy Statement

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 2005

        Our Board of Directors is soliciting proxies for the 2005 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

        The board set March 4, 2005, as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 2,013,508 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint Bart Buie and Larkin Spivey, Jr. as your representatives at the meeting. Mr. Buie and Mr. Spivey will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, the shares will be voted in favor of all proposals set forth herein. However, if any other matters come before the meeting, Mr. Buie and Mr. Spivey will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 19, 2005.

Proposal No. 1: Election of Directors

        The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors expire at the 2006 Annual Shareholders Meeting. The terms of the Class III directors will expire at the 2007 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Raymond E. Cleary, III, DDS	Michael Bert Anderson	James C. Yahnis
Joe N. Jarrett, Jr., MD	O. Bartlett Buie	Samuel Robert Spann, Jr.
Richard E. Lester	Michael D. Harrington	B. Larkin Spivey, Jr.
Don J. Smith	Rick H. Seagroves	Leigh Ammons Meese
	Walter E. Standish, III	E. Thomas Fulmer

        Shareholders will elect four nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2008 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

        The Board of Directors recommends that you elect Raymond E. Cleary, III, DDS; Joe N. Jarrett, Jr., MD; Richard E. Lester; and Don J. Smith as Class I directors.

        If you submit a proxy but do not specify how you would like it to be voted, Mr. Buie and Mr. Spivey will vote your proxy to elect Messrs. Cleary, Jarrett, Lester, and Smith. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Buie and Mr. Spivey will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, Beach First National Bank.

The Board unanimously recommends a vote FOR these nominees

    Dr. Raymond E. Cleary, III, 56, is chairman of the board of Beach First National Bank. He has been a practicing general dentist in Surfside Beach, South Carolina since 1975. He has been a director of our company and our bank since our formation in 1995.

    Dr. Joe N. Jarrett, Jr., 57, is a board certified orthopedic surgeon with Strand Orthopedic Consultants, LLC, and has been practicing medicine for more than 20 years. He has been a director of our company and our bank since our formation in 1995.

        Richard E. Lester, 61, practices real estate law with the firm of Van Osdell, Lester, Howe, & Jordan, P.A., and was admitted to the South Carolina Bar in 1969. A retired municipal judge for the City of Myrtle Beach, Mr. Lester has been a director of our holding company and our bank since our formation in 1995.

        Don J. Smith, 54, is president of Chicora Development and Coldwell Banker Chicora Real Estate, a real estate firm in the Myrtle Beach and Grand Strand areas. Mr. Smith has been in the real estate business for more than 30 years. He has been a director of our company and our bank since our formation in 1995.

        Set forth below is also information about each of our other directors. Each director is also an organizer and a director of Beach First National Bank with the exception of Walt Standish, who was appointed president and chief executive officer and a director of our company and bank in August 2001 and Ms. Meese and Mr. Fulmer, who were appointed as directors of our company and bank in 2001 and 2003, respectively.

        Michael Bert Anderson, 45, is a managing partner in the Patricia Hotels, Coral Beach Resort, and the Bay Watch Resorts. Mr. Anderson has worked in the hotel business since 1980. Mr. Anderson also serves on the Downtown Redevelopment Corp. of Myrtle Beach and the Waccamaw Regional Transit Authority. He has been a director of our company and our bank since our formation in 1995.

    O. Bartlett Buie, 56, is a certified public accountant who owns and operates the accounting firm Bartlett Buie, CPA, PA. Mr. Buie has been a certified public accountant since 1974. He has been a director of our company and our bank since our formation in 1995.

    E. Thomas Fulmer, 57, is the owner of Beachcomber Realty, a North Myrtle Beach real estate firm that specializes in sales, rentals, and time-shares. Prior to founding Beachcomber Realty in 1985, Mr. Fulmer worked in the banking industry, serving the former First Palmetto Bank as a senior vice president and member of the board of directors. He has been a director of our holding company and our bank since 2003.

        Michael D. Harrington, 57, is president and general manager of Harrington Construction Company, Inc., a Myrtle Beach general contracting firm organized in 1979. He has been a director of our company and our bank since our formation in 1995.

        Leigh Ammons Meese, 34, serves as president of the Sea Mist Resort and corporate secretary of Family Kingdom Amusement Park and Water Park, having previously served in the capacity of legal counsel. Ms. Meese was admitted to the South Carolina Bar in 1995. As an associate with Bellamy, Rutenburg, Copeland, Epps, Gravely & Bowers, PA, she practiced primarily in the area of employment litigation until spring 1997, when she joined the family business. She has been a director of our holding company and our bank since 2001.

        Rick H. Seagroves, 48, is the owner and chief executive officer of Inland Foods Corporation, which operates 20 Burger King restaurants located in the southeast portion of South Carolina. He also owns Southeast Restaurant Corporation, which operates 39 Pizza Hut restaurants in eastern South Carolina, and is a franchisee with T.G.I. Friday’s restaurant group. Mr. Seagroves has served in the franchise business for 28 years. He has been a director of our company and our bank since our formation in 1995.

        Samuel Robert Spann, Jr., 56, has served as president and chief executive officer of Spann Roofing and Sheet Metal, Inc. since 1975. He has been a director of our company and our bank since our formation in 1995.

    B. Larkin Spivey, Jr., 64, has been president and general manager of Birch Canoe Campground, Inc. since 1985, operating a Kampgrounds of America (“KOA”) franchised camping resort. Since 1986, he has been the general manager of Spivey Company, LLC, managing commercial real estate in Myrtle Beach and Conway, South Carolina. He is also a Christian writer and speaker, and author of God in the Trenches (Allegiance Press, 2001) and Miracles of the American Revolution (Allegiance Press, 2004). He has been a director of our holding company and our bank since our formation in 1995.

        Walter E. Standish, III, 54, is the president and chief executive officer of Beach First National Bank and our holding company. Prior to joining us in March 2000, Mr. Standish served Bank of America and its predecessors for more than 25 years.

        James C. Yahnis, 49, is an owner of The Yahnis Company, a beer wholesale company in Myrtle Beach, Florence, and Columbia. Mr. Yahnis has been in the real estate appraisal business for fifteen years and the whole beverage business for more than fifteen years. He has been a director of our holding company and our bank since our formation in 1995.

Set forth below is also information about each of our executive officers.

        Richard N. Burch, 46, is a senior vice president and chief financial officer of Beach First National Bank and chief financial officer and secretary of our holding company. He has more than 20 years of banking experience and has been with Beach First National Bank for four years. He previously served The Anchor Bank as senior vice president and director of operations.

       M. Katharine (“Katie”) Huntley, 54, is an executive vice president and senior lender of Beach First National Bank and assistant secretary of our holding company. Ms. Huntley has nearly 30 years of experience in administrative banking and finance.

        Julien E. Springs, 48, joined Beach First National Bank as senior vice president and business development officer in February 2001, and has more than 26 years of experience in banking and loan production in the Myrtle Beach area. Springs previously served The Anchor Bank as a senior vice president and was its city executive for the Myrtle Beach market for four years.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

        The following table shows the cash compensation we paid to our executive officers for the years ended December 31, 2002 through 2004.

Summary of Compensation Table

	Annual Compensation			Long Term
				Compensation

				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation
		$(1)	$(2)		$(3)

Walter E. Standish, III	2004	150,627	118,782	7,500	20,461
President	2003	137,580	79,929	-	11,147
Chief Executive Officer	2002	137,515	56,324	30,000	9,706
Richard N. Burch	2004	97,429	30,000	7,500	7,008
Senior Vice President	2003	89,800	21,000	7,500	4,229
Chief Financial Officer	2002	-	-	-	-
Mary Katharine Huntley	2004	110,811	33,000	7,500	19,942
Executive Vice President	2003	101,800	25,000	7,500	13,200
Chief Credit Officer	2002	98,425	18,000	7,500	4,915
Julien E. Springs	2004	96,561	30,000	7,500	9,566
Senior Vice President	2003	89,200	21,000	7,500	5,824
	2002	-	-	-	-

(1)	All compensation, including fringe benefits, are paid by our bank.
(2)	Reflects bonuses earned for the fiscal year 2004.
(3)	Includes employer contributions to the 401K Profit Sharing Plan of Beach First National Bank. Also includes imputed income from executive officers deferred compensation plan.

Employment Agreements

        We entered into an employment agreement with Walt Standish, our company’s and bank’s president and chief executive officer, on February 24, 2004. The employment agreement provides for a salary of $150,000 per annum. The agreement also provides that Mr. Standish is entitled to receive a cash bonus equal to a minimum of 5% of the net pre-tax income of our bank in 2004 and each subsequent year during the term of contract (determined in each case in accordance with generally accepted accounting principles). Mr. Standish is eligible to participate in our retirement, welfare, and other benefit programs and is entitled to a life insurance policy, use of an automobile, and reimbursement for club dues and travel and business expenses. The agreement provides for an initial term ending on March 20, 2006. In the event of a change in control, the term will automatically extend for an additional three years. Furthermore, in the event of a change in control, any restrictions on outstanding incentive awards (including restricted stock and stock options) will lapse and all awards will vest immediately. During his employment and for a period of two years following the termination of his employment, Mr. Standish may not (a) become engaged or employed in a similar business or venture as our business within Horry County, South Carolina, or (b) solicit our customers or potential customers for the purpose of providing financial services.

Aggregated Option Exercise and Year-end Option Values

		Dollar	Number of Unexercised		Value of Unexercised
	Shares	Value	Securities Underlying		In-the-Money Options at
	acquired on	Realized	Options at Fiscal Year End		Fiscal Year End
	Exercise
Name	Number	Amount	Exercisable	Unexercisable	Exercisable	Unexercisable

Walter E. Standish, III	-	-	31,500	13,500	$399,546	$141,330
Richard N. Burch	-	-	5,700	6,300	$57,591	$57,519
Mary Katharine Huntley	26,000	$179,865	4,000	9,000	$36,110	$93,645
Julien E. Springs	-	-	5,700	6,300	$57,591	$57,519

(1)	The value of the unexercised in-the-money options was calculated by multiplying the number of shares of common stock underlying the options by the difference between $20.50, which was the closing market price of our common stock on December 31, 2004, and the option exercise price. Mr. Burch, Ms. Huntley and Mr. Springs each have options for 7,500 shares that were not in-the-money at December 31, 2004.

Option Grants In Last Fiscal Year

        Pursuant to Beach First National Bancshares, Inc. 1997 Stock Incentive Plan, approved by our shareholders on April 30, 1997 and as amended April 23, 2003, we may grant options for up to 180,000 shares to our officers, directors, and employees. The following options were issued to the named executive officers in 2004. These grants are also reported in the Summary Compensation Table for the named executive officers for 2004.

	Number of	Percent of
	Securities	Total Options	Exercise or
	Underlying	Granted to	Base Price
	Options	Employees in	(Dollars	Expiration
	Granted	Fiscal Year	per Share)	Date

Walter E. Standish, III	7,500	8.62%	$14.07	2014
Richard N. Burch	7,500	8.62%	$20.75	2014
Mary Katharine Huntley	7,500	8.62%	$20.75	2014
Julien E. Springs	7,500	8.62%	$20.75	2014

Compensation of Directors and Executive Officers

Director Compensation

        Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the Board of Directors. We did not pay any cash directors' fees during the last fiscal year. However, we may, pursuant to our bylaws, begin to compensate our directors at some time in the future. On November 22, 2004, each director, except for Walt Standish received 3,000 immediately exercisable stock options at an exercise price of $20.75.

Supplemental Director Retirement Plan

         We instituted a Supplemental Director Retirement Plan ("SDRP"), which is a non-qualified director benefit plan in which we agree to pay the director additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the director. We select the key directors who participate in the SDRP. The SDRP is an unfunded plan, which means there are no specific assets set aside by the company in connection with the establishment of the plan. The director has no rights under the agreement beyond those of a general creditor of the bank. We have entered into SDRP contracts with the 13 directors of the bank. The benefits associated with such persons are as follows:

Name	Year of	Retirement	Annual Retirement	Duration of
	Birth	Age	Benefit	Retirement Benefit
Michael Bert Anderson	1959	68	$9,000	17 years
Orvis Bart Buie	1949	68	$9,000	17 years
Raymond E. Cleary, III	1948	68	$9,000	17 years
E. Thomas Fulmer	1947	68	$9,000	17 years
Michael D. Harrington	1947	68	$9,000	17 years
Joe N. Jarrett, Jr	1949	68	$9,000	17 years
Richard E. Lester	1943	68	$9,000	17 years
Leigh Ammons Meese	1970	68	$9,000	17 years
Rick H. Seagroves	1956	68	$9,000	17 years
Don J. Smith	1951	68	$9,000	17 years
Samuel Robert Spann, Jr	1948	68	$9,000	17 years
B. Larkin Spivey, Jr	1940	68	$9,000	17 years
James C. Yahnis	1955	68	$9,000	17 years

Supplemental Executive Retirement Plan

        We instituted a Supplemental Executive Retirement Plan (“SERP”), which is a non-qualified executive benefit plan in which we agree to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. We select the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the company in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the bank. We have entered into SERP contracts with the four executive officers of the bank. The benefits associated with such persons are as follows:

Name	Year of	Retirement	Annual Retirement	Duration of
	Birth	Age	Benefit	Retirement Benefit
Walter E. Standish, III	1950	65	$64,938	15 years
Richard N. Burch	1959	65	$55,456	15 years
Mary Katharine Huntley	1950	65	$47,794	15 years
Julien E. Springs	1956	65	$49,300	15 years

Beneficial Owners and Management

General

        The following table shows how much common stock is owned by our directors and executive officers and by owners of more than 5% of the outstanding common stock, as of March 4, 2005. The mailing address for each of our directors and executive officers is our main office at 1550 Oak Street, Myrtle Beach, South Carolina 29577.

			Percentage of
	Number of		Beneficial
Name	Shares Owned (1)	Right to Acquire (2)	Ownership(3)
Michael Bert Anderson	11,325	7,500	* %
O. Bartlett Buie	17,991	7,500	1.27%
Richard N. Burch	2,556	7,200	*
Raymond E. Cleary, III	64,103	7,500	3.56%
E. Thomas Fulmer	3,905	3,000	*
Michael D. Harrington	64,208	7,500	3.56%
Mary Katharine ("Katie") Huntley	33,500	5,500	1.94%
Joe N. Jarrett, Jr	31,610	7,500	1.94%
Richard E. Lester	24,075	7,500	1.57%
Leigh Ammons Meese	14,031	5,250	*
Rick H. Seagroves	60,500	7,500	3.38%
Don J. Smith	28,013	7,500	1.76%
Samuel Robert Spann, Jr	42,213	7,500	2.47%
B. Larkin Spivey, Jr	25,016	7,500	1.61%
Julien E. Springs	7,725	7,200	*
Walter E. Standish, III	14,659	31,500	2.29%
James C. Yahnis	36,075	7,500	2.16%
Executive officers and directors as a	481,853	142,150	30.99%
group (17 persons)

* Less than 1%

(1)	Includes shares for which the named person:
o has sole voting and investment power,
o has shared voting and investment power with a spouse or other person, or
o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

             Does not include shares that may be acquired by exercising stock options.

(2)	Includes shares that may be acquired within the next 60 days by exercising stock options but does not include any other stock options.

(3)	Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

Proposal No. 2: Approval of an Amendment to our 1997 Stock Option Plan

General

        On April 1, 1997, our shareholders approved the 1997 Stock Option Plan, which authorized the grant of options for up to 165,000 shares of common stock, subject to adjustments for stock splits and stock dividends. In 2003, our board of directors and shareholders approved an amendment to the plan which increased the number of shares of common stock with respect to which options may be granted from 165,000 to 270,000, subject to adjustments for stock splits and stock dividends. In December 2004, our board of directors approved, subject to shareholder approval, an additional amendment to the plan which would increase the number of shares of common stock with respect to which options may be granted from 270,000 to 402,701, subject to adjustments for stock splits and stock dividends. As of March 4, 2005, there were options to acquire 231,303 shares outstanding under the plan, with a weighted exercise price of $12.29 per share. Of the outstanding options, 157,803 are currently exercisable. On March 4, 2005, the closing market price of our common stock was $19.85.

        We believe that the issuance of stock options can promote our growth and profitability by providing additional incentives for participants to focus on our long-range objectives. We also believe that the plan has been effective in helping us attract, retain, and motivate our officers, directors, and employees. We are asking our shareholders to approve the amendment to the plan so that we can continue to attract and retain the best available personnel. We believe strongly that the approval of the amendment is essential to our continue success.

        The following paragraphs contain a summary of the principal features of the 1997 Stock Option Plan, as amended, a copy of which may be obtained, without charge, by written request to Richard N. Burch, secretary of the company, at Beach First National Bancshares, Inc., 1550 Oak Street, Myrtle Beach, South Carolina 29577.

Description of the Plan

        Administration and eligibility. Under the plan, we may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options to our employees, directors, and consultants and key advisors. Assuming we obtain approval of the amendment, the number of authorized shares available under the plan would increase from 270,000 to 402,701, and our board would have the discretion to grant options for all or any number of these shares pursuant to incentive stock options. The plan is administered by the compensation committee comprised solely of “disinterested persons” within the meaning of Section 16 of the Exchange Act.

        The committee determines the individuals who receive options and the number of shares that are covered by their options. In making such determination, the committee must consider the level and responsibility of the person’s position, the level of the person’s performance, the level of the person’s compensation, the assessed potential of the person, as well as such additional factors as the committee shall deem relevant. The stock option awards are generally but not exclusively made to our officers (including nonexecutive officers).

        Exercise price and duration of options. The option price per share is an amount that is determined by the committee, but it is not less than 100% of the fair market value per share on the date of grant. Unless the committee expressly states otherwise, options shall be exercisable on a cumulative basis for 20% of the shares covered thereby on each of the first five anniversaries of the date of grant. Option periods are generally 10 years from the date of grant, except that options may not be exercised after an optionee’s termination of employment (except in certain instances involving death, disability, voluntary retirement, or if the committee expressly states otherwise, at the time of grant). Subject to certain limited exceptions, options granted under the plan may generally be exercised, if otherwise timely, within three months after retirement resulting from disability or retirement for any reason. Subject to certain exceptions in cases of disability or death (where options become fully exercisable), the option may not be exercised for more than the number of shares, if any, as to which it was exercisable by the optionee immediately before such retirement. In general, if an optionee dies while employed by us or within three months after retirement, such option may be exercised to the extent that the optionee would have been entitled to do so at the date of his death by the legatees or personal representatives within one year of the date of the optionee’s death. The committee may determine that options become exercisable immediately upon a change in control of the company.

    Assignability. Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee’s lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

    Amendment. The board of directors has the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee’s consent.

        Effective date. The effective date of the amendment to the plan shall be April 20, 2005, assuming shareholder approval is received at the annual meeting. If such approval is not received, the plan will continue in effect, unchanged by the proposed amendment.

Federal Tax Consequences

        There are no federal income tax consequences to the optionee or to the company on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

        Incentive Stock Options — When an optionee exercises an incentive stock option, the optionee does not at that time realize any income, and the company is not entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price is a preference item for purposes of the alternative minimum tax. The optionee recognizes a capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The company is not entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares’ value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

        If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee’s holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

        For purposes of computing the alternative minimum tax with respect to shares acquired pursuant to the exercise of incentive stock options, the difference between the fair market value of the shares on the date of exercise over the exercise price generally will be an item of tax preference in the year of exercise. The basis of the shares for alternative minimum tax purposes, generally, will be an amount equal to the exercise price, increased by the amount of the tax preference taken into account in computing the alternative minimum taxable income.

        Nonqualified Stock Options — Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee’s basis in the shares is equal to the market price of the acquired shares on the date of exercise.

New Plan Benefits

        Assuming we obtain shareholder approval of the amendment to the plan, the number of options we may grant to eligible employees, directors, and consultants will increase from 270,000 to 402,701. New grants under the plan will be in the discretion of the committee and therefore cannot be determined in advance.

Shareholder Approval Required

        If a quorum is present, the affirmative vote of the holders of a majority of the total votes cast on the proposal is required for approval of Proposal No. 2.

        The board of directors unanimously recommends that shareholders vote “For” the approval of the amendment to the 1997 Stock Option Plan.

The following table sets forth the equity compensation plan information at December 31, 2004.

Equity Compensation Plan Information

			Number of securities
			remaining available for
			future issuance under
	Number of securities to be issued	Weighted-average	equity compensation plans
	upon exercise of	exercise price of	(c)
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights(a)	warrants and rights (b)	reflected in column(a))
Equity compensation	231,303	$12.29	473
plans approved by
security holders
Equity compensation	0	0	0
plans not approved
by security holders
Total	231,303	$12.29	473

Meetings and Committees of the Board of Directors

        During the year ended December 31, 2004, the Board of Directors of the company held two meetings and the Board of Directors of Beach First National Bank held 10 regular meetings and one special meeting. All of our directors attended at least 75% of the aggregate of the board meetings of the company and all of our directors of Beach First National Bank attended at least 75% of the aggregate of the board and committee meetings on which such board members served during this period. We have adopted a policy which requires our directors to attend the annual shareholders meeting absent unusual or extenuating circumstances. Fourteen of our directors attended the annual meeting last year. The Board of Directors has also implemented a process for shareholders of the company to send communications to the Board. Any shareholder desiring to communicate with the Board, or with specific individual directors, may so do by writing to Richard N. Burch, secretary of the company, at Beach First National Bancshares, Inc., 1550 Oak Street, Myrtle Beach, South Carolina 29577 or by e-mail at dburch@beachfirst.com. The secretary has been instructed by the Board to promptly forward all such communications to the addressees indicated thereon.

        The company’s Board of Directors has appointed a number of committees, including an audit committee and an executive committee. The audit committee is composed of Messrs. Buie, Anderson, Seagroves, and Spivey. Each of Messrs. Buie, Anderson, Seagroves and Spivey is considered “independent” under Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. Our board has determined that Mr. Buie qualifies as an audit committee financial expert under the SEC rules. The audit committee met three times in 2004.

        The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, and determining that all audits and examinations required by law are performed. The audit committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee charter was adopted by our board of directors on December 20, 2000 and amended on February 23, 2004. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to the Board of Directors.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditor’s independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s Board of Directors that the audited financial statements be included in the company’s Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2004 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members, Messrs. Buie, Anderson, Seagroves, and Spivey.

Audit Fees

        The following table shows the fees that the Company paid or accrued for the audit and other services provided by Elliott Davis, LLC for the fiscal years ended December 31, 2004 and 2003:

	Year Ended	Year Ended
	December 31, 2004	December 31, 2003
Audit Fees	$33,190	$34,785
Audit-Related Fees	3,572	4,875
Tax Fees	3,350	2,800
All Other Fees	2,400	300

Total	$42,512	$42,760

        Audit Fees. This category includes the aggregate fees billed for professional services rendered by Elliott Davis, LLC for the audit of our annual consolidated financial statements and the limited reviews of our quarterly condensed consolidated financial statements for the years ended December 31, 2004 and 2003.

        Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2004 and 2003. These services principally include the assistance and issuance of consents for various filings with the SEC.

        Tax Fees. This category includes the aggregate fees billed for tax services rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2004 and 2003. These services include preparation of state and federal tax returns for the Company and its subsidiaries.

        All Other Fees. This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Elliott Davis, LLC during the fiscal years ended December 31, 2004 and December 31, 2003. These other services in fiscal 2004 consisted primarily of the audit of our 401(k) plan.

Oversight of Accountants; Approval of Accounting Fees

        Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee approves the fees for each specific category of service. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor.

of service. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor.

        All of the principal accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

Other Committees

        Our Board of Directors has also appointed an executive committee. This committee is composed of the following members: Dr. Cleary, Mr. Lester, Mr. Buie, Dr. Jarrett, Mr. Anderson, Mr. Standish, and Mr. Smith. In addition to the directors, Mr. Burch, Mr. Springs, and Ms. Huntley serve as staff resources to the executive committee. This committee has the responsibility of reviewing reports of regulatory authorities, as well as reviewing the formulation of bonus plans, and incentive compensation packages. The duties of this committee also include the development with management of all benefit plans for our employees and any medical and other benefit plans. This committee met four times during the year ended December 31, 2004. The executive committee reports its findings to the Board of Directors.

        We have not formed an official nominating committee or adopted a nominating committee charter. Historically, our entire board of directors has served as the nominating committee. We are currently reviewing a draft policy for consideration to adopt it as a formal nominating committee charter.

        Our board of directors will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the company on or before the later to occur of (i) 60 days prior to the annual or special meeting or (ii) 10 days after notice of the meeting is provided to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, our board used a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in banking, business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        Our board of directors uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, our board of directors considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. Our board of directors considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Independent Auditors

        We have selected the firm of Elliott Davis, LLC to serve as our independent auditors for the year ending December 31, 2005. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have an opportunity to make a statement if he or she desires to do so.

Certain Relationships and Related TransactionsInterests
of Management and Others in Certain Transactions

        We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2004.

Shareholder Proposals for the 2006 Annual Meeting of Shareholders

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2006 Annual Meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 19, 2005. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials. A copy of the bylaws is available upon written request.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices on or before the later to occur of (i) 60 days prior to the annual meeting; or (ii) 10 days after notice of the annual meeting is provided to shareholders.

             By Order of the Board of Directors,
Richard N. Burch, Secretary

March 19, 2005
Myrtle Beach, South Carolina

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
BEACH FIRST NATIONAL BANCSHARES, INC.
to be held on April 20, 2005

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Raymond Cleary and Bart Buie and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Beach First National Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577 on Wednesday, April 20, 2005 at 2:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: “FOR” the proposal to elect the four identified Class I directors to serve on the Board of Directors each for three-year terms and “FOR” the proposal to amend the 1997 Stock Option Plan. If any other business is presented at the meeting, including a motion to adjourn the meeting, this proxy will be voted by the proxies in their best judgment.

1.        PROPOSAL to elect the four identified Class I directors to serve for three year terms.

Class I
[ ] Raymond E. Cleary, III, DDS		[ ] Richad E. Lester
[ ] Joe N. Jarrett, Jr., MD		[ ] Don J. Smith

[ ]	FOR all nominees	[ ]	WITHHOLD AUTHORITY	[ ]	AGAINST
	listed (except as marked to		to vote for all nominees
the contrary)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

2.         PROPOSAL to amend the 1997 Stock Option Plan.

[ ]	FOR all nominees	[ ]	WITHHOLD AUTHORITY	[ ]	AGAINST

Dated:                                               , 2005

_________________________________	_________________________________
Signature of Shareholder(s)	Signature of Shareholder(s)

_________________________________	_________________________________
Please print name	Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.